Exhibit 10.92

AMENDMENT AND RECONFIRMATION OF SUPPLEMENTAL INDEMNIFICATION AGREEMENT

THIS AMENDMENT AND RECONFIRMATION OF SUPPLEMENTAL INDEMNIFICATION AGREEMENT (this “Agreement”) is entered into effective as of December 12, 2008, by and between FX ENERGY, INC., a Nevada corporation (the “Corporation”), and DENNIS B. GOLDSTEIN (“Goldstein” or “Indemnitee”), based on the following premises.

Premises

A.         The Corporation has the power and authority pursuant to its Restated Articles of Incorporation (“Articles”) to engage in any lawful act for which corporations may be organized under the laws of the state of Nevada. Further, Section 78.060 of the Nevada Revised Statutes states that corporations may, at any time, exercise these rights, privileges, and powers consistent with the purposes and objects for which the corporation is organized and that the corporation is empowered to make contracts.

B.         Goldstein is currently a director of the Corporation, which agreed to indemnify, protect, and defend Goldstein and hold him harmless pursuant to that certain Indemnification Agreement effective December 9, 2004 (the “Director Indemnification”). Effective December 12, 2008, Goldstein and the Corporation terminated the Director Indemnification and entered into a new agreement pursuant to which the Corporation has agreed to indemnify, protect, and defend Goldstein and hold him harmless (the “Corporate Indemnity”).

C.         As a requirement of his professional association with the law firm of Jeffer, Mangels, Butler & Marmaro, LLP (the “Law Firm”), Goldstein has agreed to indemnify, protect, defend, and hold the Law Firm, and its partners, employees, and representatives harmless from and against any and all claims made or asserted against the Law Firm and its partners, employees, and representatives on account of an act or omission of Goldstein performed for the Corporation, whether or not such action could be considered as legal advice (the “Goldstein Indemnification”), as set forth in Recital F to that certain Supplemental Indemnity Agreement (as defined below).

D.         Goldstein and the Corporation are also parties to that certain Supplemental Indemnity Agreement effective December 9, 2004 pursuant to which the Corporation has agreed to further indemnify, protect, and defend Goldstein and hold him harmless from and against any and all losses, claims, damages, expenses, liabilities, judgments, fines, penalties and actions arising out of or related to the Goldstein Indemnification (the “Supplemental Indemnity Agreement”).

E.         In light of the fact that Goldstein and the Corporation have terminated the Director Indemnification and entered into the Corporate Indemnity, they desire to amend and reconfirm the Supplemental Indemnity Agreement.

Agreement

NOW, THEREFORE, for and in consideration of these premises, which are incorporated herein by reference, and the mutual promises and covenants contained herein, the Corporation and Indemnitee do hereby covenant and agree as follows:

              1.          Acknowledgement of the Corporate Indemnity. All references in the Supplemental Indemnity Agreement to the Director Indemnification are amended to refer to the Corporate Indemnity and all subsequent amendments thereto.

2.          Reconfirmation of Supplemental Indemnity Agreement. Goldstein and the Corporation agree and confirm that notwithstanding thefact that they have terminated the Director Indemnification and enteredinto the Corporate Indemnity, the Supplemental Indemnity Agreement continues in full force and effect in accordance with its terms and conditions, except as expressly amended by this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on and as of the day and year first above written.

Corporation:

FX ENERGY, INC.

By: /s/ David N. Pierce
David N. Pierce, President

Indemnitee:

/s/ Dennis B. Goldstein
DENNIS B. GOLDSTEIN

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